UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 11, 2009, Target Corporation distributed the following to its employees:

Message from Gregg Steinhafel to All Target Team Members Worldwide

May 11, 2009

In the lead up to this year’s Annual Meeting of Shareholders, there have been several letters and press releases from both Target and Pershing Square, which has launched a proxy contest in an attempt to place its own slate of candidates on Target’s Board of Directors.

With everything that is being said, it is worth looking back at the positive things Pershing Square has said about our company in the past.  From the time of Pershing Square’s disclosure of its first investment in Target until it launched its proxy contest, Pershing Square has regularly praised Target leadership, strategy and shareholder engagement.

Your Board of Directors continues to unanimously believe that Target’s nominees – Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo – are the right nominees for your company and urges those of you who are shareholders to vote for your Board’s nominees on the WHITE proxy card today.

Thank you for your continued dedication and commitment to making Target a one stop destination for all of our guests’ wants and needs.  Your vote is important in this election; we urge you to vote today using the WHITE proxy card so that your voice is heard on May 28.

If you have questions or would like further assistance in voting your Target shares, please contact either of our proxy solicitors: MacKenzie Partners, Inc. 800-322-2885 OR Georgeson 866-295-8105

On May 11, 2009, Target Corporation published the following advertisement:

“While we knew management only by its public reputation before acquiring our position, we can confirm that management’s strong reputation is well deserved.”

• Pershing Square letter to Pershing IV investors, 27 December 2007

“We view Target’s management as the best in the retail industry.”

• Pershing Square REIT presentation, 29 October 2008

“Target is a phenomenally run company.”

• Pershing Square CNBC interview, 10 September 2008

Pershing Square Applauded Target

From the time of Pershing Square’s disclosure of its first investment in Target until it launched its proxy contest, Pershing Square has regularly praised Target leadership, strategy and shareholder engagement. Which makes perfect sense. We believe the independent members of the Target Board are world-class corporate leaders with expertise in our core businesses. So then, why is Pershing Square launching a proxy contest in an attempt to get its candidates elected to the Target Board? Good question. Vote for a Board that is committed to delivering superior results and serving the best interests of ALL Target shareholders.

Vote the WHITE proxy.

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com. Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Permission to use quotes was neither sought nor granted.

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